Exhibit 5.2

Souza, Cescon Avedissian, Barrieu e Flesch

A D V O G A D O S

RUA FUNCHAL, 263 11º ANDAR

Luis Antonio Semeghini de Souza

Maria Cristina Cescon Avedissian

Roberto Barrieu

Cristiane Naomi Kaneko Flesch

Marcos Rafael Flesch

Joaquim José A. de Oliveira

Maurício Teixeira dos Santos

Alexandre Gossn Barreto

Ronald Herscovici

Carlos D. Albuquerque Braga

Marcelo Davoli Lopes

Paulo M. de Oliveira Bento

Gyedre P. Carneiro de Oliveira

Fabíola C.L. Cammarota de Abreu

Necker C. de Camargos Filho

Márcia Lencastre

Henrique Bonjardim Filizzola

Daniela Gomes Afonso

Maria Cristina pantoja da C. Faria

Carlo de Lima Verona

Camila Renault Falcão

Guilherme de Figueiredo Forbes

Roberto M. Amaral Lima Neto

Denise da Silva Hypolito

André Mestriner Stocche

Hugo Barreto Sodré Leal

Viviane Alves Bertogna

Marcelo Cosac

Gabriel Seijo Leal de Figueiredo

Alexandre Aguiar de Brito

Karin Yamauti

Carlos Motta

Paulo Calil Franco Padis

Ana Luiza Vieira Franco

Eduardo Herszkowicz

Tiago Bonatti Peres

Miriam F. Macagnan Signor

Danilo Marques Dias Lombardi

Juliana Alvarenga

04551 060 SÃO PAULO BRASIL TEL (55 11) 3089-6500 FAX (55 11) 3089-6565 Praia de Botafogo, 228 Cj. 604 22250 040 Rio de Janeiro Brasil Tel (55 21) 2551-4244 Fax (55 21) 2551-5898

Daniel Lopes Monteiro

Gabriela Leite de Moraes

Joyce Midori Honda

Amir Michel Farha Junior

Luis Henrique Mori Peyser

Sarah Mila Barbassa

Alexandre Gustavo de Freitas

Carlos Augusto Junqueira

Marta Racy Kheirallah

Nicole Schulze Blanck

Luciana de Moura Gabbai

Alexandra Morcos

Mariana Yonemoto Hariki

Tessa Vieira de Souza

Octávio Beyrodt Bocchini

Tatiana Bonatti Peres

Tiago Schreiner Garcez Lopes

Rodolfo Teixeira Egli

João G. Greenhalgh Jungmann

Vitor Rhein Schirato

Fernando E. Martins de Oliveira

Caio Cossermelli

Laura Hirata Garcia

Alfred Habib Sioufi Filho

Maria Fernanda Hueb Baroni

Rafael Baptista Baleroni

Juliana Vellutini Pimentel

Marina da Silva Prado

Leonardo Guglielmi

Fabiane Pereira Ortiz

Aldo Augusto Martinez Neto

Roberto Luiz Corcioli Filho

Renato do Carmo Souza Coelho

Frederico Cursino de Moura

Cassio Sabbagh Namur

Carlos Eduardo Marcatto

São Paulo, August 24, 2004.

To:

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Rua Humberto de Campos, 425 -8º andar, Leblon

Rio de Janeiro, RJ 22430-190

Brazil

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Tele Norte Leste Participações S.A., a corporation organized and existing under the laws of Brazil (the “Issuer”) in connection with the Registration Statement on Form F–4 filed with the United States Securities and Exchange Commission (the “Registration Statement”), pursuant to which the Issuer proposes to exchange up to U.S.$300,000,000 aggregate principal amount of its Series B 8.0% Notes due 2013 (the “New Notes”) in exchange for a like principal amount of it’s Series A 8.0.% Notes due 2013 (the “Existing Notes”), pursuant to the Registration Rights Agreement, dated as of December 18, 2003 (the “Registration Rights Agreement”), by and between the Issuer and J.P. Morgan Securities Inc., as representative on behalf of the initial purchasers described therein, and the Indenture of even date therewith (as modified, amended or supplemented from time to time, the “Indenture”), by and among the Issuer, HSBC Bank USA, as Trustee and New York Paying Agent, and J.P. Morgan Trust Bank Ltd., as Principal Paying Agent (the “Exchange Offer”). All capitalized terms used herein not otherwise defined shall have the meanings assigned to such terms in the Indenture.

For the purpose of this opinion, we have examined all documents as we have considered necessary or desirable for the rendering of the opinions contained herein, including inter alia, executed copies of the following documents:

(a) the Indenture;

Souza, Cescon Avedissian, Barrieu e Flesch	2

(b) the Registration Rights Agreement;

(c) the Registration Statement;

(d) the New Notes; and

(e) the Existing Notes.

The documents listed above are referred to herein as the “Transaction Documents”.

In such examination we have assumed without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies. In addition, we have assumed (i) the due authorization, execution and delivery of the Transaction Documents by each of the parties thereto, (ii) that the performance thereof is within the capacity and powers of each of them, (iii) the validity and enforceability of the Transaction Documents under the laws by which they are expressed to be governed, and (iv) that there are no other documents, agreements or other arrangements involving any of the parties to the Transaction Documents that may in any way affect the opinions expressed herein. We have relied as to factual matters on the documents we have examined, including without limitation, the representations, warranties and covenants of the Issuer contained in the Transaction Documents.

We express no opinion as to any laws other than the laws of Brazil as in effect on the date hereof and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York, United States of America, as a basis for the opinions stated herein and we do not express or imply any opinion on such laws.

Based upon the foregoing, and subject to the assumptions and qualifications herein contained, we are of the opinion that the New Notes, when duly authorized, executed and delivered by the Issuer and authenticated pursuant to the Indenture and delivered to, and exchanged for, the Existing Notes by the holders as contemplated by the Indenture and the Registration Statement, will be legally issued and will constitute valid and binding obligations of the Issuer under the laws of Brazil, enforceable in accordance with their terms, except as enforcement may be limited by (i) bankruptcy, insolvency, moratorium, liquidation, reorganization, concordata and other laws of general application relating to or affecting the rights of creditors generally (claims for salaries, wages, social security and taxes, among others, will have preference over any claims, including secured ones), (ii) possible unavailability of specific performance, summary judgment (processo executivo) or injunctive relief; and (iii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa).

Souza, Cescon Avedissian, Barrieu e Flesch	3

This opinion is dated as of the date first written above and we undertake no responsibility to advise with respect to any development, modification or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion letter, even though such development, modification or circumstance may affect the legal analysis, legal conclusion or any other matter set forth in or relation to this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Certain Tax Consequences of the Exchange Offer”, “Validity of the New Notes” and “Enforcement of Civil Liabilities Against Non-U.S. Persons” contained in the Prospectus that forms a part of the Registration Statement.

Yours faithfully,

/s/ RONALD HERSCOVICI

Souza, Cescon Avedissian, Barrieu e Flesch

A d v o g a d o s